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EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made December 4, 1996

BETWEEN:

         TRANSGLOBE ENERGY CORPORATION
         a corporation established under the laws of British Columbia

         ("Company")

AND:

         ROSS CLARKSON of Suite 2226 -- 246 Stewart Green S.W.,
         Calgary, Alberta

         (the "President")

RECITALS:

A. Ross Clarkson is currently a director of the Company and has agreed to become the President and Chief Executive Officer of the Company; and

B. The Board of Directors of the Company ("Board") has approved that appointment on the terms set out below:

AGREEMENTS:

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.     APPOINTMENT

1.1 Beginning December 4, 1996 the Company will employ Ross Clarkson as its President and Chief Executive Officer.

1.2 The appointment will continue until November 30, 1998 unless sooner terminated as provided in this Agreement.

2.     RESPONSIBILITIES

2.1 The President will diligently and faithfully devote all of his working time and attention exclusively to the business of the Company and to the performance of his duties and responsibilities to the utmost of his ability, and will at all times use his best efforts to promote the interests of the Company.

2.2 Without first obtaining written permission from the Company, the President will not enter into the service of, be employed by, or otherwise engaged in any capacity by any person, firm or corporation other than the Company.

2.3 The President will have the authority, subject always to general or specific instructions and directions of the Board of Directors of the Company, to manage the business of the Company, except for matters required by law to be done by the Board of Directors and the shareholders.

2.4 The President will conform to all lawful direction of the Board and comply with the Articles of the Company.

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3.     FIDUCIARY DUTY

3.1 The President acknowledges that he has a fiduciary relationship with the Company, whereby he has an absolute duty of trust and fidelity to the Company, to act loyally and with the utmost good faith exclusively in the best interests of the Company and to avoid any conflict of interest.

3.2    (a)  The President acknowledges that as the President and Chief Executive
            Officer, and in any other position as the President may hold, the President will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company.

       (b) The President acknowledges the information as referred to in (a) above could be used to the detriment of the Company. Accordingly, the President undertakes not to disclose any of it to any third party either during the term of his employment except as may be necessary in the proper discharge of his employment under this Agreement, or after the term of his employment, however caused, except with the written permission of the Company.

       (c) The President acknowledges and agrees that without prejudice to any other rights of the Company, in the event of his violation or attempted violation of any of the covenants contained in (a) and (b) above, an injunction or any other like remedy shall be the only effective remedy to protect the Company's rights and property as set out in (a) and (b) above, and that an interim injunction may be granted immediately on the commencement of any suit.

3.3 At the end of the President's employment, he will immediately return to the Company or any of its subsidiaries all documents, papers, materials and other property of or relating to the affairs of the Company which may then be in his possession or under his control.

4.     REMUNERATION

4.1 From December 4, 1996 the Company will pay to the President an annual salary of $120,000 (Cdn.) which will be paid in equal monthly instalments in arrears of $10,000 each.

5.     INSURANCE BENEFITS

5.1 The Company will enrol the President in the medical and dental insurance programs presently in force for employees of the Company.

5.2    The Company will pay all premium costs for the benefits described in
Section 5.1.

6.     VACATION

6.1 In addition to statutory holidays, the Company will provide the President with an annual paid vacation of 30 working days each year, to be taken when he deems appropriate in consideration of the Company's operational requirements.

6.2 If the President does not use all of his vacation entitlement in a given year, he may accumulate it and use it in a subsequent year. If the President has unused vacation entitlement to his credit when this Agreement is ended, he will be paid its equivalent cash value.

6.3 The Company may require the President to use up unused vacation entitlement.

7.     EXPENSES AND ALLOWANCES

7.1 The Company will reimburse the President for all reasonable expenses incurred by him in connection with the Company's business, in accordance with its applicable policies.

7.2 The Company will pay for the President's reasonable travelling and accommodation expenses to travel from Calgary to Vancouver and reside in Vancouver while on the Company's business.

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7.3    The Company will reimburse the President for all reasonable costs associated with the relocation of the President to Vancouver from Calgary, Alberta, which may include, without limitation, moving expenses, temporary hotel expenses, legal fees and realty commissions.

7.4 The Company will pay for the cost of membership dues to a club intended for business purposes up to a maximum of $1,000 per year.

7.5 The Company will, subject to insurability, secure and pay the premiums for a life insurance policy on the President's life in an amount of not less than one year's salary in which the President's estate will be named as the beneficiary.

8.     SHARE OPTIONS

8.1 In addition to the fixed compensation set out in Section 4, the President will be entitled to an option to purchase up to 200,000 common shares in the capital of the Company.

8.2 The exercise price of the optioned shares will be market price calculated in accordance with the policies and rules of the Vancouver Stock Exchange.

9.     BONUSES

9.1 The Company will pay to Ross Clarkson in consideration of his agreeing to become the president of the Company the amount of $15,000 on January 2, 1997.

9.2    (a)  The Company will issue to the President as a performance bonus, in the form of fully-paid common shares of the Company, upon the Company's Cash Flow reaching specified amounts as follows:

            (i)   $3,000,000   --  10,000 common shares;
            (ii)  $8,000,000   --  a further 20,000 common shares; and
            (iii) $12,000,000  --  a further 30,000 common shares;

       (b) "Cash Flow" is defined as gross income measured on an annualized basis for 2 consecutive quarterly financial periods as shown in the Company's financial statements.

10.    ENDING

10.1 The Company may end this Agreement and the President's employment at any time for just cause, without any notice and without any liability to the President.

10.2 The Company may end this Agreement and the President's employment at any time without just cause by giving written notice to the President, and the Company will pay to the President a retiring allowance in an amount equal to 24 months of his then current monthly salary.

10.3   (a)  The President may end this Agreement and his employment, without further liability to the Company, by giving 30 days written notice of resignation to the Board of Directors, which the Company may waive in whole or in part.

       (b) If the Board does not have a majority of its members comprised of Dr. Harold Laycraft, Erwin Noyes, and others whose election was proposed by them, the President may, within 6 months after that event, elect to end this Agreement and his employment and the Company will pay to the President a retiring allowance in an amount equal to 24 months of his then current salary.

10.4 If the President should die during the term of this Agreement the Company will pay to his estate an amount equal to 6 months of his then current salary and the current period or periods for exercising any unexercised options under
Section 8 will be extended for a period ending 6 months after his death and may be exercised by his executor or administrator.

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10.5   If this Agreement is ended and the President's employment is terminated
(except for cause) any options granted to him under Section 8 but not yet exercised may be exercised at any time within 2 years after the date of the termination; if terminated for cause any unexercised option will automatically terminate.

10.6   The President acknowledges that the arrangements described in this
Section 9 are fair and reasonable and constitute the Company's sole obligation to provide notice of termination, severance pay or related compensation.

10.7   Regardless of how this Agreement and the President's employment is ended,
Section 3 will remain in effect after it is ended.

11.    NON-COMPETITION

11.1   (a)  The President agrees with and for the benefit of the Company that for a period of 6 months from the date of termination of the President's employment, however caused, he will not for any reason, be engaged in a business which directly competes with the business of the Company.

       (b) The President further agrees that, during employment pursuant to this Agreement and for a period of 6 months following termination of employment, however caused, he will not hire or take away or cause to be hired or taken away any employee of the Company or, following termination of the President's employment, any employee who was in the employ of the Company during the 6 months preceding termination.

12.    DIRECTOR'S LIABILITY INSURANCE/INDEMNITY

12.1 The Company will diligently pursue the obtaining of directors and senior officers insurance and secure such insurance so long as its cost is not, in the Board's opinion, excessive.

12.2 The Company will indemnify the President in respect of his actions or omissions as the President and a director of the Company to the extent set out in Part 22 of the Articles of the Company to the extent permitted by law.

13.    COMPANY'S PROPERTY

13.1 The President acknowledges that all items of any and every nature or kind created or used by the President under this Agreement, or furnished by the Company to the President, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly on the termination of the President's employment irrespective of the time, manner or cause of the termination.

14.    ASSIGNMENT OF RIGHTS

14.1 The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the President under this Agreement are not assignable or transferable in any manner.

15.    NOTICES

15.1   (a)  Any notice required or permitted to be given to the President shall be sufficiently given if delivered to the President personally or if mailed by registered mail to the President's address last known to the Company.

       (b) Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company's Head Office at its address last known to the President.

16.    GOVERNING LAW

16.1 This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

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17.    INDEPENDENT LEGAL ADVICE

17.1 Each of the Company and the President hereby confirm and acknowledge that they have sought independent legal advice with respect to their respective rights and obligations arising from this Agreement and each such party does further confirm and acknowledge with the understanding that each such party is relying upon such representations in entering into this Agreement, that this Agreement constitutes a legal, binding agreement, enforceable as against each such party in accordance with its terms.

18.    DISPUTE RESOLUTION

18.1 Before initiating any legal proceedings, the parties will attempt to resolve all disputes concerning the interpretation, application or enforcement of any term of this Agreement by mediated negotiation, and will use their best efforts to resolve any dispute through mediation.

18.2 If a dispute between the parties concerning the interpretation, application or enforcement of any term of this Agreement is not resolved by mediation within 90 days after one party notifies the other in writing of an intention to mediate the dispute, the parties will submit the matter to binding arbitration, pursuant to the provisions of the Commercial Arbitration Act of British Columbia, and the parties hereby irrevocably authorize any arbitrator who may be appointed to endeavour to mediate the resolution of the dispute before rendering a binding award.

19.    ENTIRE AGREEMENT

19.1 This Agreement contains the entire agreement between the parties with respect to the President's employment, and cancels and supersedes all prior agreements between them, and no amendment or variation of the terms of this Agreement will be effective or binding unless made in writing and signed by both of them.

20.    REGULATORY APPROVAL

20.1   The option to purchase shares in Section 8 and the issue of shares under
Section 9.2 are subject to acceptance by the Vancouver Stock Exchange and any other applicable regulatory authority and are subject to compliance by the Company with all applicable securities legislation.

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      TO EVIDENCE THEIR AGREEMENT the parties have executed this document on the dates appearing below.

TRANSGLOBE ENERGY CORPORATION

Per:
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    Authorized Signatory

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    Authorized Signatory

Date:
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ROSS CLARKSON                                    WITNESS:

                                                 Signature:
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Date:                                            Print Name:
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